Exhibit 16.1

June 21, 2010

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated June 21, 2010 of U.S. Auto Parts Network, Inc. and are in agreement with the statements contained in the first, second, and third paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP